EXHIBIT 10.5

ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”) is effective as of July 2, 2012 by and between AntriaBio, Inc., a company incorporated under the laws of  Delawre (“Client”) and Konus Advisory Group, Inc., a Delaware corporation (“KAG”), for the purpose of setting forth the terms and conditions by which the Client will acquire KAG’s services.

In consideration of the mutual obligations specified in this Agreement, and any compensation paid to the KAG for its services, the parties agree to the following:

1.SERVICES AND PAYMENT. Attached to this Agreement as Exhibit A is a description of services performed or to be performed by KAG (the “Services”), the form of remuneration for performance of such Services, the expenses to be paid in connection with such Services and such other terms and conditions as shall be deemed appropriate or necessary for the performance of the Services.  Exhibit A may be amended or modified by a writing executed by the parties at any time during the course of the Agreement.

2.NONDISCLOSURE AND TRADE SECRETS.

(a)During the term of this Agreement and in the course of KAG’s performance of Services hereunder, KAG will receive or otherwise be exposed to confidential and proprietary knowledge, information and materials relating to the Client, including without limitation, the Client’s business, plans, strategies, and technologies.  Such confidential and proprietary information may include, without limitation, the following:  (i) information relating to research, development and marketing strategies, clinical plans and business plans and opportunities, manufacturing techniques, equipment and instruments, design details and specifications, (ii) financial information, including information related to sales, costs, profits, and pricing methods, procurement requirements, the Client’s internal organization, employee information and customer lists, business and contractual relationships, business forecasts, and vendors and suppliers, and (iii) information relating to the Client’s present and future products and technology, including discoveries, inventions, research and development efforts, processes, designs, trade secrets, formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above and the Client’s intellectual property.

(b)KAG agrees that all such information described in the preceding Section 2(a) and the Work Product, as defined in Section 3 below, (collectively, “Confidential Information”), are trade secrets and confidential and proprietary information of the Client, and KAG agrees that the Confidential Information is the sole, exclusive and extremely valuable property of the Client.  Accordingly, KAG agrees to hold all Confidential Information in strict confidence, not to reproduce any of the Confidential Information without the applicable prior written consent of the Client, not to use the Confidential Information except in the performance of Services under this Agreement, and not to disclose, or make accessible, all or any part of the Confidential Information in any form to any other party, either during or after the term of this Agreement (including without limitation for purposes of filing patent applications).  Any copies and all derivations of Confidential Information shall be and shall remain the sole and exclusive property of the Client and are subject to the restrictions provided for herein.

(c)For the purposes hereof, Confidential Information will not include that portion of information that is or becomes part of the public domain through no fault of KAG, or that the Client gives to third parties without restriction on use or disclosure.

(d)KAG shall not disclose or otherwise make available to the Client any confidential or proprietary information received from third parties.

(e)No rights or licenses, including without limitation to trademarks, inventions, copyrights, patents or any other intellectual properties, are implied or granted to KAG, whether by implication, estoppel or otherwise, under this Agreement.  KAG may not use any Confidential Information in applying for patents or securing other intellectual property rights.

(f)If the Client provides materials, compounds, formulations or other samples that are proprietary, KAG may not use, copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of such materials.

3.OWNERSHIP OF WORK PRODUCT.

(a)All reports, data, drawings, notes, documents, information, findings, studies, analyses, methods, designs, algorithms, mask works, products, services, programs and procedures, papers, records, reports, summaries, notes, files, samples, devices, products, equipment and other materials including copies relating to the Client’s business that KAG possesses or creates as a result of performing the Services under this Agreement, whether or not confidential (collectively, “Materials”) are and shall remain the sole and exclusive property of the Client.

(b)KAG agrees that any and all ideas, discoveries, developments, improvements, inventions and works of authorship, and any and all Materials, whether made, conceived, written, created or first reduced to practice in whole or in part by KAG, alone or with others, in the performance of the Services under this Agreement (collectively, “Work Product”), to the extent permitted by law, shall be the sole and exclusive property of the Client.  Accordingly, without additional consideration, KAG hereby irrevocably transfers and assigns to the Client all of KAG’s right, title and interest, including all patent, copyright, trade secret, trademark, and other intellectual property rights, in and to all Work Product.

(c)The Client will have sole control over any Work Product including the right to keep Work Product as a trade secret, file and execute patent applications covering Work Product, use and disclose Work Product, file registrations for copyright or trademark on Work Product in its own name, or to follow any other procedures that the Client deems appropriate.

(d)“Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country or under any treaty.  Without additional consideration, KAG hereby irrevocably transfers and assigns to the Client any and all Moral Rights KAG may have in any Work Product.  KAG hereby forever waives and agrees never to assert against the Client or its successors, assigns or licensees, any Moral Rights KAG may have in any Work Product.

(e)KAG agrees to execute, verify, and deliver all papers, including patent applications, invention assignments and copyright assignments as the Client may reasonably require in order to perfect in the Client all right, title and interest in Work Product.  KAG hereby waives and quitclaims to the Client any and all claims of any nature whatsoever that KAG now or may hereafter have for infringement of any intellectual property rights assigned to the Client.

4.TERM AND TERMINATION.

(a)Client or KAG may terminate this Agreement for any reason or no reason, at any time upon written notice.  In such event, KAG shall cease performing the Services immediately upon providing notice to the Client or receiving notice from the Client, unless otherwise agreed by the parties, and shall immediately notify the Client of any expenses to be reimbursed incurred up to the termination date.

(b)Unless earlier terminated as provided for herein, this Agreement will expire four (4) years from the date first written above.

(c)Upon expiration or termination of this Agreement for any reason, each party will be released from all obligations to the other party arising after the date of expiration or termination, except that expiration or termination will not relieve the parties of their respective obligations under Sections 1, 2, 3, 7 and 8 of this Agreement, nor will expiration or termination relieve KAG or Client from any liability arising from any breach of this Agreement.

(d)Upon expiration or termination of this Agreement for any reason, KAG shall cease using all Materials and Confidential Information, including but not limited to Work Product, and all whole and partial copies and derivatives thereof (including any works-in-progress) in KAG’s possession or under KAG’s direct or indirect custody or control.  In accordance with the Client’s instructions, KAG will promptly deliver to the Client all such Materials and Confidential Information and any copies or embodiments thereof.

5.INDEPENDENT CONTRACTOR.  KAG is an independent contractor, is not an agent or employee of the Client and is not authorized to act on behalf of the Client or bind the Client in any way.  KAG will perform the Services under the general direction of the Client, but KAG will determine, in KAG’s sole discretion, the manner and means by which the Services are performed, subject to the requirements that KAG shall at all times comply with all applicable laws and regulations in performing the Services.  KAG will not be eligible for any employee benefits, and will not be entitled to participate in any plans, arrangements, or distributions by the Client pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Client employees.  KAG will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to KAG’s performance of services and receipt of payment under this Agreement.

6.LEGAL AND EQUITABLE REMEDIES.  KAG hereby acknowledges and agrees that in the event of any breach of this Agreement by KAG, including without limitation, the actual or threatened disclosure of Confidential Information without the prior express written consent of the Client, the Client will suffer an irreparable injury such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, KAG hereby agrees that the Client shall be entitled to specific performance of KAG’s obligations under this Agreement, as well as other equitable or further relief as may be granted by a court of competent jurisdiction, without necessity of posting a bond.

7.COVENANTS.

(a)Other Activities.  The Client acknowledges that KAG may now or in the future provide services to third parties that may or may not have products or business interests that are competitive with the Client’s products and the Client respects the right of KAG to engage in such activities.

(b)Pre-existing Obligations.  KAG warrants and represents that KAG is not under any pre-existing obligations inconsistent with the provisions of this Agreement, including without limitation, obligations to assign inventions to a third party with respect to the subject matter of the Services.

(c)No Conflicts.  KAG represents and warrants that it is not under any contract with a third party, nor will KAG enter into any contract during the term hereof, that would restrict or impair its performance of the Services.

8.GENERAL.  The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns, except that KAG may not assign this Agreement or delegate or transfer any of its, his or her rights, obligations or duties under this Agreement without the Client’s prior written consent, and any attempted assignment, transfer or delegation without such consent will be void.  This Agreement, including Exhibit A hereto, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, relating to its subject matter.  This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties.  In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement. This Agreement shall be governed by the laws of the state of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page hereto or at such other address as the party shall specify in writing and shall be deemed given: (a) upon personal delivery or (b) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.  Neither party hereto shall be liable for any special, incidental, indirect or consequential damages of any kind whatsoever in connection with this Agreement (including without limitation, loss of profits or loss of use), whether arising in contract, tort or strict liability.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ANTRIABIO, INC.		KONUS ADVISORY GROUP, INC.

By: /s/ Steve R. Howe		By: /s Hoyoung Huh
Name: Steve R. Howe		Name: Hoyoung Huh
Title: Executive Chairman		Title: Managing Director

Address:	999 18th Street Suite 3000 Denver, CO 80202	Address:	890 Santa Cruz Avenue Menlo Park, CA 94025

EXHIBIT A

Work to be performed:

KAG will provide a range of Services as requested by Client including, without limitation, finance and strategy, clinical design, project management and portfolio assessment

Compensation:

KAG shall charge Client an hourly rate for the Services in accordance with the following rate schedule:

Manager Level Advisor:	$100 per hour

Director Level Advisor:	$250 per hour

Senior Director Level Advisor:	$350 per hour

Vice President Level Advisor:	$500 per hour

Managing Director Level Advisor:	$700 per hour

In addition, commencing September 1, 2012, Client shall pay KAG a monthly retainer of $9,000 for general and administrative matters including the use of KAG’s facilities as needed.

Timing of payment(s):

Within 30 days of the Client’s receipt of an invoice.

Types of additional expenses to be paid by Client:

●	Reasonable general office expenses related to Client matters as well as transportation including, without limitation, airfare, rental cars, taxis/car services, hotels and meals.